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                                                                  Exhibit 11

                      ENGINEERED SUPPORT SYSTEMS, INC.
               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except per share amounts)

                                                        Three Months Ended
                                                            January 31
                                                       ---------------------
                                                        2005          2004
                                                        ----          ----

NET INCOME                                             $20,611       $15,743
                                                       =======       =======

BASIC EARNINGS PER SHARE:
   Average basic shares outstanding                     26,827        25,066
                                                       =======       =======

   Basic earnings per share                            $  0.77       $  0.63
                                                       =======       =======

DILUTED EARNINGS PER SHARE:
   Average basic shares outstanding                     26,827        25,066
   Net effect of dilutive stock options (1)              1,521         2,486
                                                       -------       -------
          Total                                         28,348        27,552
                                                       =======       =======

   Diluted earnings per share                          $  0.73       $  0.57
                                                       =======       =======

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(1) Based on the treasury stock method.